UNITED STATES
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Toll Brothers, Inc.

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     [The following letter was sent to certain holders of Toll Brothers, Inc.’s common stock beginning on March 4, 2008.]
INDEPENDENT DIRECTORS
OF THE BOARD OF DIRECTORS
TOLL BROTHERS, INC.
March 4, 2008
Dear Stockholder:
We, the Independent Directors of Toll Brothers, Inc. (the “Company”), in response to comments made and positions recently taken by Institutional Shareholder Services (“ISS”) and a labor union stockholder, write to solicit your support for the position of the Company and its Board of Directors on all of the proposals to be voted on at the Company’s Annual Meeting of Stockholders on March 12, 2008. We are particularly seeking your vote “for” the election of our three director nominees — Robert I. Toll, Bruce E. Toll and Joel H. Rassman; “for” the approval of Proposal 2, the CEO Cash Bonus Plan (the “Plan”); and “for” the approval of Proposal 5, the option exchange program (the “Option Exchange Program”). Recently, ISS issued its recommendations with respect to the matters on the Company’s proxy statement calling for a “withhold” vote against each of the Company’s three director nominees, and a vote “against” the CEO Cash Bonus Plan and the Option Exchange Program. We respectfully, but strongly, disagree with the ISS position and urge you to vote “FOR” the Company’s director nominees, “FOR” the CEO Cash Bonus Plan and “FOR” the Option Exchange Program for the following reasons:
Vote “FOR” the Director Nominees:
•	We believe that, based on the important contributions of the three Director nominees to the outstanding performance and success of the Company since its initial public offering in 1986, the record clearly supports their re-election and clearly demonstrates that it is inappropriate for ISS to recommend that stockholders withhold their votes for the nominees. The three Director nominees are Robert I. Toll and Bruce E. Toll, the Company’s co-founders, who have been Directors since the Company went public in 1986, and Joel H. Rassman, Chief Financial Officer since 1984 and a director since 1996. These gentlemen have worked tirelessly for decades to build the Company into what it is today — the nation’s leading builder of luxury homes and a consistent leader and top-performer in our industry. They grew the Company from a regional builder into a national brand and have consistently delivered value to our stockholders. Despite the current extremely difficult economic conditions, the Company has continued to perform well versus our competitors, and has earned the respect of the analyst community for its strong balance sheet. Moreover, our leaders continue to exhibit the qualities for which they have been recognized and honored over the years. It must be remembered that, under the leadership of these individuals, the Company’s stock price (split-adjusted) has risen from $1.04 at the time of our initial public offering in July 1986, to close at $21.21 on February 29, 2008.

•	Robert I. Toll is, undoubtedly, a leader among leaders in the homebuilding industry. Barron’s, the Dow Jones Business and Financial Weekly, on March 28, 2005, named Robert I. Toll as one of the 30 CEO’s selected as “The Best in the World,” along with Warren Buffett, Steven Jobs, Jeffrey Immelt and others. In January 2008, Institutional Investor Magazine named Robert I. Toll as the “Best CEO” in the Homebuilders and Building Products industry. Bruce E. Toll, a former Company executive, is currently a consultant to the Company and a very successful businessman. Joel H.. Rassman, our Chief Financial Officer, was named by Institutional Investor Magazine as “CFO of the Year” in the Consumer Homebuilders and Building Products industry in 2006 and 2007. We believe that it is imperative that these top executives and founders remain members of our Board of Directors, which has and will continue to have a majority of independent Directors. Not only did they lead the Company to continuously record-setting financial performances in years past, but they have led us through previous industry downturns and will provide the necessary leadership for the Company, when we need them most, during the current downturn in our industry.
Vote “FOR” Proposal 2, the CEO Cash Bonus Plan:
•	The proposed CEO Cash Bonus Plan is, in fact, based on performance, contrary to the ISS claim that the Plan is moving away from the concept of pay for performance. We believe that bonuses under the Plan are directly linked to performance — both Company performance and individual performance — and are entirely at risk if either the Company and/or the CEO do not perform. First, the CEO will only be entitled to the Company performance, or formula portion, of his bonus if the Company has pre-tax, pre-bonus income. Without such performance, there is no pay. Second, the “Plan Year Performance Bonus” component is based solely on the CEO achieving individual performance goals established for him annually from a list of possible goals by the Executive Compensation Committee (the “Committee”). The list of possible goals is varied because no two years present the same challenges for the Company or the CEO, and the Committee is better able to tailor the performance component annually to address current issues. The Committee has the discretion to reduce this bonus component to $0 if it believes such action is warranted. Not only are bonuses under the Plan entirely dependent upon performance, the Plan provides a vehicle for the Committee to award compensation that is tax deductible by the Company in accordance with Section 162(m) of the Internal Revenue Code, a feature which we believe is favorable to stockholders and which some of our competitors have, at times, chosen not to utilize.

•	ISS also suggests that the Plan is only being presented in its proposed form at this time because the CEO did not receive a bonus for fiscal 2007. To the contrary, we chose to review the CEO bonus program at this time for a variety of reasons, including: the stock conversion feature in the existing plan expired at the end of fiscal 2007; the existing plan often required the Committee to retroactively reduce bonus awards; and we wanted to ensure that, because of the nature of our industry, the CEO’s compensation would be sensitive to the quality of his performance in both up and down markets. Our existing CEO bonus plan worked basically as planned, with our CEO receiving no bonus for fiscal 2007; however, the Committee believes that our CEO should be compensated for strategically positioning the Company for the long-term, and not just for producing short-term financial results. In our industry, many actions that would produce favorable financial results in the current year would not necessarily be in the interests of the Company, and many actions that are taken today do not manifest themselves as financial results for years to come.
Vote “FOR” the Option Exchange Program:
•	ISS opposes the Option Exchange Program at this time due to continued volatility in the Company’s stock price. To the contrary, we believe that now, when stock options are substantially underwater and we are being challenged to retain and motivate the employees needed to help move the Company forward during these challenging times in our industry, is the optimal time to conduct the Option Exchange Program. We must emphasize that this Option Exchange Program will not be available to our three executive officers or any Directors.

•	ISS states that it believes a new vesting period should be imposed on replacement options to prevent employees from quickly exercising them. The Company believes that, in order to be equitable to its employees, it must replace tendered options with replacement options that are vested to the same extent and proportion as the tendered options. Moreover, because most of the Company’s employees generally have a history of holding their options for the majority of the ten-year term before exercising, we do not believe there is much risk of employees quickly exercising the replacement options.
Your Company, under its current leadership, has demonstrated outstanding performance over the years and impressive staying power during previous industry downturns. Given this record over its entire history, the Company needs continued guidance under trusted leadership in order to deal with the changing challenges with which the Company is confronted. We strongly urge you to vote “FOR” the election of the Company’s director nominees, “FOR” Proposal 2, the approval of the CEO Cash Bonus Plan and “FOR” Proposal 5, the approval of the Option Exchange Program.

Thank you for your time and consideration of these matters. If you wish to discuss any of these matters further, or require any additional information, please call Mark K. Kessler, the Company’s General Counsel, at (215) 938-8006.
Sincerely,

The Independent Directors of Toll Brothers, Inc.

Edward G. Boehne (Chairman)	Carl B. Marbach
Robert S. Blank	Stephen A. Novick
Richard J. Braemer	Paul E. Shapiro
Roger S. Hillas